UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒                            Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material under §240.14a-12

AVANTAIR, INC.

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a–6(i)(1) and 0–11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously by written preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

AVANTAIR, INC.

4311 General Howard Drive

Clearwater, Florida

(727)539-0071

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 5, 2008

The annual meeting of stockholders of Avantair, Inc. (the “Company”, “we”, “us”, “our” or “Avantair”) will be held on March 5, 2008, at 12:00 noon, local time, at 4311 General Howard Drive, Clearwater, Florida, for the following purposes:

1.     To elect seven (7) directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2.     To ratify the appointment of J.H. Cohn, LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending June 30, 2008; and

3.     To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed proxy statement. The board of directors has fixed the close of business on February 6, 2008 as the record date for the determination of the stockholders entitled to notice of, and to vote at the annual meeting and any postponement or adjournment thereof. Only those stockholders of record of the company as of the close of business on that date will be entitled to vote at the annual meeting or any postponement or adjournment thereof.

We cordially invite all stockholders to attend the annual meeting in person. However, regardless of whether you plan to attend the annual meeting in person, we urge you to promptly vote and submit your proxy by internet or by telephone (as described in the enclosed instructions) or to complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if you mail the proxy in the United States. Stockholders who attend the annual meeting may revoke their proxy and vote their shares in person.

By Order of the Board of Directors,

/s/ Barry J. Gordon
Chairman of the Board

New York, New York

February 7, 2008

AVANTAIR, INC.

4311 General Howard Drive

Clearwater, Florida

(727)539-0071

PROXY STATEMENT

Your vote at the annual meeting is important to us. Please vote your shares of common stock by internet, by telephone or by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the annual meeting and was prepared by our management for the board of directors. This proxy statement and the accompanying proxy card are first being mailed to you on or about February 7, 2008.

GENERAL INFORMATION ABOUT VOTING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the attached notice of meeting and described in detail in this proxy statement. They are:

1.     To elect seven (7) directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2.     To ratify the appointment of J.H. Cohn LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending June 30, 2008; and

3.     To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Who can vote?

You can vote your shares if our records show that you owned shares of our common stock as of February 6, 2008. On that date, a total of 15,220,817 shares of common stock were outstanding and entitled to vote at the annual meeting. Each stockholder is entitled to one vote for each share of common stock held by such stockholder. The enclosed proxy card shows the number of shares you can vote.

How do I vote?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Please promptly vote by internet, by telephone or by signing and dating the proxy card and mail it back to us in the enclosed envelope. The proxy holders named on the proxy card will vote your shares as you instruct.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they determine, in their discretion.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote either by giving our corporate secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card or to vote by internet or by telephone to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

What do I do if my shares are held in “street name“?

If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

What does it mean if I get more than one proxy card?

It means you hold shares registered in more than one account. Sign and return all proxies to ensure that all your shares are voted.

How are votes counted?

We will hold the annual meeting if there is a quorum. In order to have a quorum, the holders of a majority of our issued and outstanding shares of common stock must either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will he counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposal listed on the proxy card.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker non-vote are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting. ‘Broker non-votes’ are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held by them as nominee, brokers have the discretion to vote such shares only on routine matters. Routine matters include, among others, the election of directors and ratification of auditors. Shares held by brokers who do not have discretionary authority to vote on a particular matter and have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether stockholders have approved that matter. The effect of broker non-votes on the specific items to be brought before the annual meeting is discussed under each item.

How are nominees for election to our board of directors selected?

Our nominating and governance committee recommend to our board of directors individuals as nominees for election to our board of directors at the annual meeting of stockholders and to fill any vacancy or newly created directorship on the board of directors. In identifying and evaluating nominees for director, the board of directors considers each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment and ability to serve our stockholders’ long term interests.

The board of directors will consider stockholder nominations as nominees for election to our board of directors. In evaluating such nominations, the board of directors will use the same selection criteria the board of directors uses to evaluate other potential nominees. Any stockholder may suggest a nominee by sending the following information to our board of directors: (1) such stockholder’s name, mailing address and telephone number; (2) the class and number of shares of the Company which are owned beneficially and of record by the stockholder; (3) the suggested nominee’s name, mailing address and telephone number; (4) a statement whether the suggested nominee knows that his or her name is being suggested by you; (5) the suggested nominee’s resume or other description of his or her background and experience; (6) such stockholder’s reasons for suggesting that the individual be considered; (7) whether such stockholder has any material interest in the election of such nominee, and what such interest is; and (8) whether the stockholder intends to deliver a proxy statement and form of proxy to holders of at least a majority of our issued and outstanding shares of common stock. The information should be sent to the board of directors addressed as follows: Board of Directors Nominations, Avantair, Inc., 4311 General Howard Drive, Clearwater, Florida 33762. For more information, please see the section entitled “Stockholder Proposals” on page 27.

All seven of the director nominees identified in this proxy statement currently serve as our directors and all have been nominated by our nominating and governance committee for re-election. We have not paid a fee to any third party for the identification or evaluation of any candidates for our board of directors.

What vote is required to approve each item?

Election of Directors.    The seven nominees receiving the highest number of affirmative votes of the votes cast at the meeting, either in person or by proxy, shall be elected as directors. A properly executed proxy card marked “WITHOUT AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of the appointment of J.H. Cohn, LLP.    Stockholder ratification of the selection of J.H. Cohn, LLP, an independent registered public accounting firm, as our independent auditor is not required by the Company’s Bylaws or otherwise. However, the board of directors is submitting the selection of J.H. Cohn, LLP to the stockholders for ratification as a matter of good corporate practice. The affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote is required for the adoption of this proposal. For purposes of this vote, a vote to abstain (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote at the annual meeting, and therefore, will have the effect of a negative vote. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for this proxy solicitation?

The Company does. None of our directors or employees will receive any extra compensation for any such solicitation.

What is the recommendation of the board of directors?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board of directors recommends a vote to approve Proposal No. 1, for election of the nominated slate of directors to serve until the 2009 annual meeting of stockholders or until their successors are duly elected and qualified, as set forth in the notice of meeting on the cover page of this proxy statement and Proposal No. 2, for the ratification of the appointment of J.H. Cohn, LLP as our independent auditors for the fiscal year ending June 30, 2008. With respect to any other matter that properly comes before the meeting, the proxy holders will vote in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 6, 2008 by:

•	each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of the common stock;

•	each of our directors and named executive officers; and

•	all of our executive officers and directors as a group.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares of common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of February 6, 2008 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is 4311 General Howard Drive, Clearwater, Florida 33762.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Jonathan Auerbach(2)	4,997,148(2)	25.9%
Steven Santo(3)	1,708,650	11.2%
Allison Roberto(4)	1,646,650	10.8%
Paul Sonkin(5)	3,247,481(6)	19.5%
Jeff Feinberg(7)	1,000,000	6.6%
Jeffrey Kirby(8)	864,900	5.6%
Paul J Solit(9)	2,320,265(9)	14.1%
Seth Klarman(10)	817,000	5.4%
Fred B. Barbara(11)	756,426	5.0%
Barry J. Gordon(12)	1,014,066(13)	6.5%
John Waters	745,034(14)	4.8%
Arthur H. Goldberg(15)	324,832(16)	2.1%
Stephanie A. Cuskley(17)	10,000(18)	*
A. Clinton Allen(19)	17,000(20)	*
Robert J. Lepofsky(21)	20,000(22)	*
Kevin McKamey	357,445(23)	2.3%*
Tracy Chaplin	34,000(24)	*
Gilder, Gagnon, & Howe & Co. LLC	1,095,111	7.2%
All directors and executive officers as a group (9 individuals)	5,151,653(25)	33.8%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following is c/o Avantair, 4311 General Howard Drive, Clearwater FL 33762
(2)	The business address of Mr. Auerbach is Hound Partners, LLC, 101 Park Avenue, 48th Floor, New York, NY 10178. The shares are held by Hound Partners, LP and Hound Partners Offshore Fund, L.P. Mr. Auerbach is the managing partner of Hound Performance, LLC and Hound Partners,LLC, investment management firms that serve as the general partner and investment manager, respectively, to Hound Partner, LP and Hound Partners Offshore Fund, LP. Includes 2,150,000 shares of common stock issuable upon exercise of warrants and 1,941,774 shares of common stock that may be acquired upon the conversion of Series A Convertible Preferred Stock.
(3)	1,641,650 of the shares are held by Camelot 27 LLC. Each of Steven Santo and Allison Roberto are

members of Camelot 27 LLC. Includes 67,000 shares of restricted stock which were granted to Steven Santo individually.

(4)	1,641,650 of the shares are held by Camelot 27 LLC. Each of Steven Santo and Allison Santo are members of Camelot 27 LLC. Includes 5,000 shares of restricted stock which were granted to Allison Santo individually.
(5)	The business address of Mr. Sonkin is 460 Park Avenue, 12th Floor, New York, New York 10022. The shares are held by Hummingbird Value Fund, L.P., The Hummingbird Microcap Value Fund, L.P. and The Hummingbird Concentrated Fund, L.P. Mr. Sonkin, as managing member and control person of Hummingbird Management LLC, the investment manager of such entities, has sole voting and dispositive power over such shares.
(6)	Includes 1,173,590 shares of common stock issuable upon exercise of warrants and 233,010 shares of common stock that may be acquired upon the conversion of 12,000 shares of Series A Convertible Preferred Stock.
(7)	The business address of Mr. Feinberg is JLF Asset Management, LLC, 2775 Via De La Valle, Suite 204, Del Mar CA 92014.
(8)	The business address of Mr. Kirby is P.O. Box 70458, Reno, Nevada 89570.
(9)	The business address of Mr. Solit is Potomac Capital Management, 825 Third Avenue, 33 Floor, New York, NY 10022. Includes 430,000 shares of common stock issuable upon exercise of warrants and 776,699 shares of common stock that may be acquired upon the conversion of 40,000 shares of Series A Convertible Preferred Stock.
(10)	The business address of Mr. Klarman is The Baupost Group, LLC, 10 St. James Avenue, Suite 2000, Boston, MA 02116.
(11)	The business address of Mr. Barbara is BHP Partners LLC, 2300 South Archer Avenue, Chicago, IL 60616.
(12)	The business address of Mr. Gordon is 7808 Talavera Place, DelRay Beach, Florida 33446.
(13)	Includes 374,626 shares of common stock issuable upon exercise of warrants. Includes 10,000 shares of common stock issuable upon exercise of options which vest on February 23, 2008.
(14)	Includes 200,000 shares of common stock issuable upon exercise of warrants. Includes 50,000 shares of restricted stock which were granted to Mr. Waters.
(15)	The business address of Mr. Goldberg is c/o Corporate Solutions Group, 175 Great Neck Road, Suite 404, Great Neck, NY 11021.
(16)	Includes 125,000 shares of common stock issuable upon exercise of warrants. Includes 10,000 shares of common stock issuable upon exercise of options which vest on February 23, 2008.
(17)	The business address of Ms. Cuskley is 180 East 79th Street, New York, NY 10021.
(18)	Includes 10,000 shares of common stock issuable upon exercise of options which vest on February 23, 2008.
(19)	The business address of Mr. Allen is 710 South Street, Needham, MA 02492.
(20)	Includes 10,000 shares of common stock issuable upon exercise of options which vest on February 23, 2008.
(21)	The business address of Mr. Lepofsky is c/o Westcliff Capital Group, PO Box 81367, Wellesley Hills, MA 02461.
(22)	Includes 10,000 shares of common stock issuable upon exercise of options which vest on February 23, 2008.
(23)	Includes 20,000 shares of restricted stock granted to Mr. McKamey.
(24)	Represents shares of restricted stock granted to Ms. Chaplin.
(25)	Includes 699,626 shares of common stock issuable upon exercise of warrants. Includes 171,000 shares of restricted stock. Includes 50,000 shares of common stock issuable upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2004 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements.

On October 2, 2006, our Company (formerly known as “Ardent Acquisition Corporation”) entered into a reverse merger with stockholders of Avantair, Inc., a Nevada corporation (“Old Avantair”), which included, among others, John Waters, our Chief Financial Officer, Steven Santo, our Chief Executive Officer, Kevin McKamey, our Executive Vice President, and Jeffrey Kirby, Paul Sonkin, Paul Solit and Fred B. Barbara, each at least a 5% beneficial owner of our shares (collectively, the “Related Party Stockholders”) pursuant to which, as part of the reverse merger, our Company sold 539,568 shares to existing stockholders, including members of our management at $2.78 per share. For a detailed description of the reverse merger, please see “Business – Recent Developments” of this report.

In connection with a separate (but related) transaction, Old Avantair entered into an investors rights agreement (we refer to this as the Investors Rights Agreement) under which Avantair agreed with certain of its stockholders to cause us to file a registration statement within 60 days following the closing of the acquisition, and to file “shelf” registration statements within 60 days following the issuance of the contingent deferred purchase price payments described above. If we do not timely file any of these registration statements, then, on the 60th day after the issuance of such shares and for each 30-day period thereafter that the applicable registration statement remains unfiled, Advantair will issue warrants (exercisable at $5.00 per share) to the Old Avantair stockholders eligible to participate in such registration statements in an amount equal to 2% of their initial investment in Avantair. In the Stock Purchase Agreement, we acknowledged that we will comply with these obligations. The full text of the Investors Rights Agreements is Exhibit 10.1 of our Current Report on Form 8-K, filed on October 4, 2006.

At the closing of the reverse merger, certain of Old Avantair’s stockholders (who received in the aggregate approximately 51% of the shares of our common stock issued at the closing) agreed to restrictions on their ability to sell certain of these shares of our common stock. These restrictions prohibit sale of such shares by most of these Avantair stockholders until the fifth (5th) business day subsequent to the date which is forty-five (45) days following the date on which we file our Form 10-K (or any applicable successor form) for the fiscal year ending June 30, 2008 with the Securities and Exchange Commission. In addition, upon the close of the reverse merger, John Waters, Avantair’s Chief Financial Officer, received warrants for $.01 exercisable for an aggregate of 200,000 shares. These warrants were issued on the same terms as the publicly traded warrants of Ardent.

On October 2, 2006, the Old Avantair also issued 474,000 fully vested shares of Class A, common stock with a fair market value of $5.36 per share to three members of its management team, Steven Santo, John Waters and Kevin McKamey. The shares were valued using the trading price of Ardent’s common stock at the date of issuance. Accordingly the company has taken a compensation charge of $2,542,400.

On October 2, 2006, Old Avantair signed the Purchase Agreement with Ardent Acquisition Corporation. The Purchase Agreement provided for Ardent to issue 6,684,822 shares of common stock to the stockholders of Old Avantair in exchange for all of the issued and outstanding shares of Ardent. The agreement also provides for Ardent to issue to the existing shareholders of the Company an additional 954,975 shares in fiscal 2007 and 4,774,873 shares in fiscal 2008 if certain financial milestones are achieved. The Company results did not meet the requirement for the year ended June 30, 2007 and therefore these shares were not issued. In addition, there will be 4,774,873 shares issued to the existing stockholders of Old Avantair, including Steve Santo, John Waters and Kevin McKamey, if the future trading price of the stock meets certain criteria prior to February 23, 2009. Upon the closing of the transaction, 1,601,593 of shares of Ardent’s common stock included within the purchase price were transferred to an escrow agent to secure the indemnification obligations of the Company stockholders under the stock purchase agreement.

Effective September 8, 2006, Old Avantair’s Chairman, Alfred Rapetti, resigned. Upon his resignation, the former chairman and the Company entered into two transactions to reacquire the Company’s shares owned by the former chairman. One transaction entailed the Company’s repurchase of 178,471 shares of the Company’s common stock owned by the former chairman in exchange for the forgiveness of approximately $650,000 the former chairman owed the Company or a value of approximately $3.66 per share. The second transaction involved the Company’s repurchase of the remaining 136,707 shares of the Company’s common stock owned by the former chairman in exchange for $500,000 note payable from the Company or a value of approximately $3.66 per share. Management and the former chairman negotiated the value of each transaction and mutually agreed to such values.

Prior to the Chairman’s resignation, Avantair had entered into the following related party transactions:

An agreement for the continuing education of customer-facing personnel including pilots, with a company that is owned by the wife of the Company’s former Chairman. The payments made to this entity approximated $28,200 and $165,000 during the fiscal years ended June 30, 2007 and 2006, respectively. Effective September 30, 2006, this arrangement had been terminated; and

A lease of an apartment owned by the former Chairman’s wife for use by Avantair personnel and clients. Rental payments of approximately $23,000 were paid to her during the fiscal year ended June 30, 2007 and approximately $60,000 for the year ended June 30, 2006. Effective September 8, 2006, the Company terminated the arrangement.

Avantair has also entered into the following transactions with Steven Santo, its Chief Executive Officer:

As a result of the relocation of the major business activities to Clearwater, Florida, Avantair pays a housing allowance to Steven Santo for his living quarters in Florida. The amount of these rental payments approximate $31,700 for the fiscal year ended June 30, 2007 and $26,000 for the year ended June 30, 2006.

Prior to January 1, 2007, Avantair leased a Socata TBM 850 aircraft from Aircraft Support, LLC (“Aircraft Support”). Steven Santo, our Chief Executive Officer, and Alfred Rapetti, our former Chairman, owned all of the outstanding interests in Aircraft Support. Upon the resignation of Mr. Rapetti, all of Mr. Rapetti’s interests in Aircraft Support, LLC were transferred to Avantair. Avantair made lease payments of approximately $23,000 per month. Rental expense for the three and nine months ended March 31, 2007 was $0 and $138,000, respectively and $54,000 for the year ended June 30, 2006. Upon the resignation of the former Chairman, Avantair assumed 50% of the outstanding interest of Aircraft Support. The remaining 50% of the outstanding interest was assumed by Avantair on January 1, 2007, along with the outstanding debt obligation in the amount of $2.2 million. The fair value of the aircraft is equal to or greater than the debt assumed. Avantair is the guarantor on the related debt. Aircraft Support is a leasing company and its sole asset is the Socata TBM 850 aircraft.

On February 23, 2007, Avantair granted 30,000 options to purchase shares of its common stock to each of Barry Gordon, Arthur Goldberg, Stephanie Cuskley, Robert Lepofsky and A. Clinton Allen. Each of these individuals is a director of Avantair. The options granted to the directors vest one third each year on the anniversary of the grant, subject to the grantee’s continued service on the Board of Directors. In addition, On May 18, 2007, Avantair granted an aggregate of 214,000 shares of restricted stock to its executive officers and employees, including 67,000 shares to Steven Santo, our Chief Executive Officer, 50,000 shares to John Waters, our Chief Financial Officer, 34,000 shares to Tracy Chaplin, our Chief Operator Officer and 20,000 shares to Kevin McKamey, our Executive Vice President. One-third of the shares vest on May 18, 2008, and one-twelfth of the shares vest every three months thereafter.

Policies and Procedures for Related Party Transactions

We have adopted a code of ethics, or Code of Conduct, for both our directors, officers and employees and our Chief Executive Officer, Chief Financial Officer and all of our other financial executives pursuant to which all directors, officers and employees must promptly disclose to us through the chairperson of the audit committee, any material transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest with Avantair, Inc. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the year ended June 30, 2007 is enclosed with this proxy statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than ten percent of our common stock are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based upon a review of the forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2007 all Section 16(a) filing requirements applicable to our executive officers, directors and beneficial owners of more than ten percent of our common stock were complied with.

PROPOSAL 1

ELECTION OF DIRECTORS.

At the annual meeting, seven directors will be elected (constituting the entire board of directors). Each director is to hold office until the 2009 annual meeting of stockholders or until a successor is elected and qualified. The persons named below have been nominated by the board of directors on recommendation of its nominating and governance committee. All nominees have consented to be named and have indicated their intent to serve if elected. If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee by the persons named in the proxy or the size of the Board may be reduced accordingly. The Board is not aware of any circumstances likely to make any nominee unavailable for election.

The nominees for election to our board of directors are as follows:

Name	Age	Position
Barry J. Gordon	62	Chairman of the Board
Arthur H. Goldberg	65	Director
Steven Santo	40	Chief Executive Officer and Director
John Waters	62	Chief Financial Officer and Director
Stephanie A. Cuskley	47	Director
A. Clinton Allen	63	Director
Robert J. Lepofsky	63	Director

Barry J. Gordon has been Avantair’s (formerly known as Ardent Acquisition Corporation) Chairman of the Board and Chief Executive Officer since its inception. Mr. Gordon has nearly 40 years of experience in evaluating aviation industry securities, including membership for 25 years in the Society of Airline Analysts (with 5 years as its president), and over 30 years experience in the senior management of a mutual fund specializing in the airline, aerospace and technology industries. Mr. Gordon served as executive vice president of American Fund Advisors, Inc. from September 1978 until December 1980, as its president from December 1980 until May 1987 and has been its chairman of the board since May 1987. American Fund Advisors is a private money management firm that manages money for high net worth individuals, pension and profit sharing plans. Mr. Gordon has been a director of American Fund Advisors since December 1980. From December 1991 to March 2005, he was president, and from December 1991 to December 1993, he was director, of the John Hancock Technology Series, Inc., an investment company. Since September 1999, Mr. Gordon has been President, Chief Executive Officer and a director of BlueStone AFA Management, LLC, the general partner of the AFA Private Equity Fund 1 (formerly BlueStone AFA Fund), a venture capital fund providing equity capital for public and private companies primarily in the technology sector, and since January 2000, he has been a director of the AFA Private Equity Fund. Mr. Gordon has been Chairman of the Board and Chief Executive Officer of North Shore Acquisition Corp., a blank check company formed in June 2007 for the purpose of effecting a business combination with an operating business, since its inception in June 2007. Mr. Gordon has also been chairman of the board and Chief Executive Officer of the New Jersey Cardinals, a Class A affiliate of the St. Louis Cardinals, from February 1990 until April 2006 and the Norwich Navigators, a Class AA affiliate of the San Francisco Giants, from March 1991 until April 2005. He also served as a director of Winfield Capital Corp., an Over The Counter Bulletin Board listed small business investment company, from October 1995 to October 2005. In 1992, Mr. Gordon was awarded Entrepreneur of the Year for Long Island in financial services. Mr. Gordon received a B.B.A. from the University of Miami and an M.B.A. from Hofstra University.

Arthur H. Goldberg has been a member of Avantair’s (formerly known as Ardent Acquisition Corporation) Board of Directors since inception. Mr. Goldberg has served as a member of Corporate Solutions Group since January 2000. From February 1994 to December 1999, Mr. Goldberg served president of Manhattan Associates, an investment and merchant banking firm. Mr. Goldberg has been a director of Atlantic Realty Trust, a NASDAQ SmallCap listed real estate investment trust, since 1996, and has been a trustee of Ramco-Gershenson Properties Trust (formerly named RPS Realty Trust), a New York Stock Exchange listed real estate investment trust, since 1998. Mr. Goldberg has been a director of North Shore Acquisition Corp., a blank check company formed in June 2007 for the purpose of effecting a business combination with an operating business, since its inception in June 2007. Mr. Goldberg received a B.S. (cum laude) from New York University Stern School and a J.D. from the New York University School of Law.

Steven Santo has served as Chief Executive Officer, President and a director of Avantair since its inception in July 2003 and Skyline Aviation Services, Inc. since June 2002. Mr. Santo is a licensed, commercially-rated pilot who has been flying for approximately 15 years. From 1995 through 2001, Mr. Santo practiced law as an attorney in private practice, concluding his law practice in 2001 as a name partner at the firm of Fields, Silver & Santo. From 1992 to 1995, Mr. Santo served as an Assistant District Attorney in New York working in the office’s major crimes unit. Mr. Santo received a J.D. from St. Johns School of Law and a bachelor’s degree from Villanova University.

John Waters has served as Chief Financial Officer, Treasurer and a director of Avantair since October 2006. From December 2005 to September 2006, Mr. Waters served as a consultant to Avantair. From July 2004 through December 2005 he was the Chief Administrative Officer of Authentidate Holdings Corp. Upon his retirement from Arthur Andersen & Co. in August 2001 he formed John Waters Consulting LLC, an entity that provided merger and acquisition services to several private equity organizations primarily located in New York City. From June 1967 through August 2001, Mr. Waters was employed by Arthur Andersen & Co. LLP. When he retired he was senior partner in that firm and in 1992 helped form and lead their acquisition Advisory Business Segment which provided merger and acquisition and structuring advice to private equity organizations and also consulted on several large cross border acquisitions initiated by clients located outside the United States. Mr. Waters received a bachelor’s degree in business administration from Iona College and is a Certified Public Accountant.

Stephanie A. Cuskley has been on the board of directors of Insituform Technologies Inc. (NASDAQ:INSU) since 2005 and is chair of its audit committee. Until her retirement in May 2005, Ms. Cuskley was a managing director with JPMorgan Chase where she most recently (2003-2005) headed Investment Banking Coverage for the firm’s mid-cap clients located in the eastern US. Ms. Cuskley joined JPMorgan Chase in 1994 and spent 7 years in high yield origination. Subsequently, from 2001 to 2003, she led a global culture and leadership development initiative (LeadershipMorganChase) sponsored by the firm’s CEO and Executive Committee. Prior to joining JPMorgan Chase, Ms. Cuskley was an Executive VP with Integrated Resources, a large NY-based financial services company, and advised on their financial restructuring. She started her investment banking career in 1985 at Drexel Burnham Lambert as a corporate finance generalist. She is also a commissioner and co-head of the Economic Development committee of the NYC Mayor’s Commission on Women’s Issues and a member of the Resources Development Committee for United Way of New York City. Ms. Cuskley received her MBA from Cornell and her BA from the University of Toronto.

A. Clinton Allen has been the Chairman and Chief Executive Officer of A.C. Allen & Company, a holding company and consulting firm, since 1987. In 2002, Mr. Allen became, and is currently, non-executive chairman and director of Collectors Universe, a provider of value added services to dealers and collectors. From 1989 to 2002, Mr. Allen served as Vice Chairman of the Board of Psychemedics Corporation, Inc., a biotechnology company with a proprietary drug testing product, and as Chairman of the Board of Psychemedics from 2002 to 2003. Mr. Allen was Vice Chairman and a director of the DeWolfe Companies, a real estate firm, from 1991 until it was acquired by Cendant Corporation in 2002. Additionally, he was a director and member of the executive committee of Swiss Army Brands, world’s leading distributor of Swiss Army products from 1994 until it was acquired by Victorinox Corporation in 2002. Mr. Allen also provided the original financing for Blockbuster Entertainment, was their founding director, and served on the Board until Blockbuster was acquired by Viacom/Paramount in 1994. Mr. Allen also served as a director of Steinway Musical Instruments Company, a manufacturer of musical instruments, since 1999 and, since 2003, as its lead director; since 2003, as a director and member of the executive committee of LKQ Corporation, a supplier of recycled OEM automotive parts; and since 2003, as a director of Brooks Automation, a provider of integrated tool and factory automation solutions for the global semiconductor and related industries. Mr. Allen received his undergraduate degree from Harvard University.

Robert J. Lepofsky has been the President, Chief Executive Officer and Director of Brooks Automation, Inc., a publicly held producer of factory automation solutions for the global semiconductor and related industries, since October 2007. Mr. Lepofsky has been Chairman of Westcliff Capital Group, a private holding company since November 2006. After serving for ten years on the Board of Directors of Ensign-Bickford Industries, Inc., a broadly diversified, privately-held corporation with business interests ranging from food flavorings, industrial manufacturing, aerospace defense products and real estate development, Mr. Lepofsky became President and Chief Executive Officer of Ensign-Bickford in January 2005, a position he held until his retirement in November, 2006. From January 1989 to December 2004, Mr. Lepofsky was President and Chief Executive Officer of Helix Technology Corporation, a publicly-held producer of innovative vacuum systems for the semiconductor industry and Mr. Lepofsky previously served as its Senior Vice President and Chief Operating Officer from 1979 through 1988. In January 2005 Mr. Lepofsky was named non-executive Chairman of the Board of Helix, a position he held until October 2005 when Helix merged with Brooks Automation, Inc.,Mr. Lepofsky is a director of Moldflow

Corporation, a publicly-held provider of software products and services for the plastics industry and chair of its Corporate Governance and Nominating committee. In the not-for-profit sector Mr. Lepofsky is Vice-Chairman of the CareGroup Health System, a major Harvard-affiliated healthcare system in Boston and a member of the Board of Overseers of the Boston Symphony Orchestra. Mr. Lepofsky received his B.S. degree from Drexel Institute of Technology.

From February 22, 2007, the day the merger between Avantair, Inc. and Ardent Acquisition Corporation was consummated through December 31, 2007, the board of directors held 4 meetings. Each incumbent director attended at least 75% of the meetings of the board of directors, and of all committees of the board of directors on which he served, held during the time period he was a director of the Company.

Corporate Governance and Board Composition

Our board of directors is comprised of at least a majority of independent directors.

Independent Directors

Each of our directors other than Messrs. Gordon, Santo and Waters qualifies as an independent director in accordance with the published listing requirements of the Nasdaq Global Market and the other national securities exchanges. In addition, our board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

Board Structure and Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The charter for each of these committees is available on our website, www.avantair.com. Our board of directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time as appropriate. The independent directors of our board of directors also hold separate regularly scheduled executive session meetings at which only independent directors are present. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full board of directors. Each member of each committee of our board of directors qualifies as an independent director. Each committee of our board of directors has a written charter approved by our board of directors. Copies of each charter are posted on our web site at www.avantair.com under the Corporate Governance section. The inclusion of our web site address in this proxy does not include or incorporate by reference the information on our web site into this proxy.

Audit Committee

The functions of the audit committee and its activities during fiscal 2007 are described below under the heading “Report of the Audit Committee.” From February 23, 2007, the day on which the audit committee was organized, through December 31, 2007, the audit committee consisted of three independent directors, Ms. Cuskley and Messrs. Goldberg and Lepofsky. During such period, the audit committee held 4 meetings and Ms. Cuskley acted as its chairman.

Compensation Committee

The compensation committee of our board of directors reviews, makes recommendations to the board and approves our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, stock options and other incentive compensation arrangements. In addition, our compensation committee administers our stock option plans, including reviewing and granting stock options, with respect to our executive officers and directors, and may from time to time assist our board of directors in administering our stock option plans with respect to all of our other employees. Our compensation committee also reviews and approves other aspects of our compensation policies and matters. The current members of our compensation committee are Messrs. Allen, Goldberg and Lepofsky. Mr. Allen serves as chairman of the compensation committee. From February 23, 2007, the day on which the compensation committee was organized, through December 31, 2007, the compensation committee held one meeting.

Nominating and Governance Committee

The nominating and governance committee of our board of directors reviews and reports to our board of directors on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, our nominating and governance committee reviews and makes recommendations to our board of directors regarding the size and composition of our board of directors and the appropriate qualities and skills required of our directors in the context of the then current make-up of our board of directors. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment and ability to serve our stockholders’ long-term interests. These factors, and others as considered useful by our nominating and governance committee, are reviewed in the context of an assessment of the perceived needs of our board of directors at a particular point in time. As a result, the priorities and emphasis of our nominating and governance committee and of our board of directors may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors.

Our nominating and governance committee establishes procedures for the nomination process and leads the search for, select and recommend candidates for election to our board of directors, subject to legal rights, if any, of third parties to nominate or appoint directors. Consideration of new director candidates typically will involve a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our board of directors typically have been suggested by other members of our board of directors or by our executive officers. From time to time, our nominating and governance committee may engage the services of a third-party search firm to identify director candidates. Our nominating and governance committee selects the candidates for election to our board of directors. Candidates proposed by stockholders will be evaluated by our nominating and governance committee using the same criteria as for all other candidates. The members of our nominating and governance committee are Ms. Cuskley and Messrs. Goldberg and Lepofsky. Mr. Lepofsky serves as chairman of the nominating and governance committee. From February 23, 2007, the day on which the nominating and governance committee was organized, through December 31, 2007, the nominating and governance committee held one meeting.

Policy Regarding Director Attendance

The Company encourages members of its board of directors to attend annual stockholders meetings.

Stockholder Communications with the Board of Directors

The board of directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The chairman of the nominating and governance committee will be primarily responsible for monitoring communications from stockholders and other interested parties and will provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the chairman of the nominating and governance committee considers to be important for the directors to know.

Stockholders and other interested parties who wish to send communications on any topic to the board of directors should address such communications to chairman of the nominating and governance committee at the address provided on the first page of this proxy statement.

Report of the Audit Committee

The current members of our audit committee are Ms. Cuskley and Messrs. Goldberg and Lepofsky, each of whom has been determined to be an “independent director” as that term is defined in the listing standards of the

NASDAQ Stock market. In addition to qualifying as independent, each member of our audit committee can read and has an understanding of fundamental financial statements. Ms. Cuskley serves as chairman of the audit committee. Pursuant to the audit committee’s written charter as adopted by the board of directors (which is available on our website, www.avantair.com), the audit committee reviews and monitors our financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our audit committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. This report relates to the activities taken by the audit committee in carrying out such role for the past year.

Our audit committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements.

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements included in the Annual Report on Form 10-K for the year ended June 30, 2007 and discussed the audited financial statements with management. The review included a discussion of the quality and acceptability of the Company’s financial reporting and controls, including the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee also discussed with the Company’s independent auditors, J.H. Cohn, LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee also received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with audit committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditor the independent auditor’s independence. The audit committee held a private session with the independent auditors at which candid discussions of financial management, accounting and internal controls took place.

The audit committee discussed with the independent auditors the overall scope and plans for their audit. The audit committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls and the overall quality of the Company’s financial reporting and other matters.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007.

The board of directors, on recommendation of its audit committee, has selected J.H. Cohn, LLP as the Company’s independent auditors for fiscal year ending June 30, 2008 and will submit its decision for stockholder ratification at the annual meeting.

Submitted by the audit committee:

STEPHANIE A. CUSKLEY ARTHUR H. GOLDBERG
ROBERT J. LEPOFSKY

Audit Committee Financial Expert

Our audit committee includes at least one member who has been determined by our board of directors to meet the qualifications of an “audit committee financial expert” (as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002). Ms. Cuskley is the independent director who has been determined to be an audit committee financial expert.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee of the board of directors was an officer or employee of us during 2007 or was formerly our officer or employee. In addition, none of our executive officers served as a member of another entity’s board of directors or as a member of the compensation committee of another entity (or other board committee performing equivalent functions) during 2007, which entity had an executive officer serving on the board of directors.

Directors’ Compensation

Upon the recommendation of the compensation committee, the full board of directors approved an annual compensation arrangement for our independent directors effective February 23, 2007. Such arrangement is comprised as follows:

Annual Fee. Each director, other than those directors serving as employees, receives an annual cash retainer in the amount of $40,000, paid quarterly in arrears. Each director has the option to receive, in whole or in part, such amount in cash or hours flown in Company aircraft. The hours flown in Company aircraft will be valued at estimated fair market value. Mr. Gordon will receive an additional $35,000 in annual cash compensation for service as our non-Executive Chairman.

Audit Committee Chair. The chair of the audit committee, Ms. Cuskley, receives an additional annual cash retainer of $20,000 as our audit committee chair.

On February 23, 2007, Avantair granted 30,000 options to purchase shares of its common stock to each of Barry Gordon, Arthur Goldberg, Stephanie Cuskley, Robert Lepofsky and A. Clinton Allen. The options granted to the directors vest one third each year on the anniversary of the grant, subject to the grantee’s continued service on the Board of Directors.

2007 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
A. Clinton Allen	10,000	10,113	20,113
Barry Gordon	15,000	10,113	25,113
Arthur Goldberg	10,000	10,113	20,113
Robert Lepofsky	10,000	10,113	20,113
Stephanie Cuskley	15,000	10,113	25,113

(1)	The fees earned by the directors may be paid, at the director’s option, in cash and/or in hours flown in Company aircraft at estimated fair market value per hour. Messrs. Allen, Goldberg and Lepofsky have chosen to be paid in hours flown in company aircraft.

Mr. Gordon and Ms. Cuskley have chosen to be paid in cash.

(2)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007, in accordance with Statement of Financial Accounting Standards No. 123(R).

Vote Required

The seven nominees who receive the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. Abstentions and withheld votes have no effect on the vote.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS DEEMS ‘‘PROPOSAL NO. 1 — ELECTION OF DIRECTORS’’ TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE ‘‘FOR’’ THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

MANAGEMENT

Executive Officers

The following table contains the names and positions of our current executive officers:

Name	Age	Position

Steven Santo	40	Chief Executive Officer and Director
John Waters	62	Chief Financial Officer and Director
Tracy L. Chaplin	42	Chief Operating Officer
Kevin McKamey	43	Executive Vice President

Steven Santo has served as Chief Executive Officer, President and a director of Avantair since its inception in July 2003 and Skyline Aviation Services, Inc. since June 2002. Mr. Santo is a licensed, commercially-rated pilot who has been flying for approximately 15 years. From 1995 through 2001, Mr. Santo practiced law as an attorney in private practice, concluding his law practice in 2001 as a name partner at the firm of Fields, Silver & Santo. From 1992 to 1995, Mr. Santo served as an Assistant District Attorney in New York working in the office’s major crimes unit. Mr. Santo received a J.D. from St. Johns School of Law and a bachelor’s degree from Villanova University.

John Waters has served as Chief Financial Officer, Treasurer and a director of Avantair since October 2006. From December 2005 to September 2006, Mr. Waters served as a consultant to Avantair. From July 2004 through December 2005 he was the Chief Administrative Officer of Authentidate Holdings Corp. Upon his retirement from Arthur Andersen & Co. in August 2001 he formed John Waters Consulting LLC, an entity that provided merger and acquisition services to several private equity organizations primarily located in New York City. From June 1967 through August 2001, Mr. Waters was employed by Arthur Andersen & Co. LLP. When he retired he was senior partner in that firm and in 1992 helped form and lead their acquisition Advisory Business Segment which provided merger and acquisition and structuring advice to private equity organizations and also consulted on several large cross border acquisitions initiated by clients located outside the United States. Mr. Waters received a bachelor’s degree in business administration from Iona College and is a Certified Public Accountant.

Tracy L. Chaplin joined Avantair in 2006 and serves as the company’s Chief Operating Officer. She is responsible for managing day-to-day operations and activities. Formerly Chief Purchasing Officer at Flight Options, she was responsible for the development of strategy and management of an annual spending budget in excess of $400 million in areas such as fuel management, charter management, maintenance, logistics, catering, and engines. Ms. Chaplin has a Bachelor’s degree in Economics from Wright State University.

Kevin V. McKamey joined Avantair in October 2002 and is the Executive Vice President. He is responsible for long range planning, and facilities strategies including the FBO business. Prior to joining Avantair, Mr. McKamey had been the Flight and Sales Support Manager of Piaggio Avanti. Mr. McKamey is a graduate of the Embry-Riddle University where he received a degree in Aviation Business Administration.

Code of Ethics and Business Conduct

Our board of directors has adopted a code of ethics and business conduct that applies to all of our directors, employees and officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The full text of our code of ethics and business conduct is posted on our Web site at www.avantair.com under the Corporate Governance section. We intend to disclose future amendments, if any, to certain provisions of our code of ethics and business conduct, or waivers of such provisions, applicable to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, at the same location on our Web site identified above and also in a Current Report on Form 8-K within four business days following the date of such amendment or waiver. The inclusion of our Web site address in this proxy does not include or incorporate by reference the information on our Web site into this proxy.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The primary goals of the compensation committee of our board of directors with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation.

To achieve these goals, our compensation committee recommends executive compensation packages to our board of directors that are generally based on a mix of salary, discretionary bonus and equity awards. Although our compensation committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we intend to implement and maintain compensation plans that tie a substantial portion of our executives’ overall compensation to achievement of corporate goals and value-creating milestones such as the development of our products, the establishment and maintenance of key strategic relationships, reaching sales and marketing targets and the growth of our customer base as well as our financial and operational performance, as measured by metrics such as revenues and profitability.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation. We intend to conduct an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers.

Our compensation committee intends to perform a review based on a survey of executive compensation paid by peer companies in the fractional aircraft industry as well as retain the services of third-party executive compensation specialists, as it sees fit, in connection with the establishment of cash and equity compensation and related policies.

Elements of Compensation

Our compensation committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in our industry while taking into account our relative performance and our own strategic goals. The compensation received by our executive officers consists of the following elements:

Base Salary.    Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the fractional aircraft industry. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Since February 2007, the base salary of our Chief Executive Officer has been $400,000. Since October 2006, the base salary of our Chief Financial Officer has been $275,000. The annual base salary for our other executive officers range from $150,000 to $250,000.

Our compensation committee believes that these base salary levels are commensurate with the general salary levels for similar positions in companies in a similar stage of development in our industry.

Discretionary Annual Bonus.    In addition to base salaries, our compensation committee has the authority to award discretionary annual bonuses to our executive officers. The annual incentive bonuses are intended to compensate officers for achieving corporate goals and for achieving what the committee believes to be value-creating milestones.

Our compensation committee has not yet finalized the determination of the strategic milestones or corporate goals that it will apply in determining executives’ bonuses for 2007.

2006 Long-Term Incentive Plan

In February 2007, Avantair’s Board of Directors and stockholders approved Avantair’s 2006 Long Term Incentive Plan (which we sometimes refer to as the Plan).

Purpose

The purpose of the Plan is to further promote the interests of Avantair, its subsidiaries and its stockholders by enabling Avantair and its subsidiaries to attract, retain and motivate employees, non-employee directors and consultants or those who will become employees, non-employee directors or consultants, and to align the interests of those individuals and Avantair’s stockholders.

Number Of Shares

The maximum number of shares of Avantair common stock as to which awards may be granted under the Plan may not exceed 1,500,000 shares. Shares of Avantair common stock subject to issuance upon exercise or settlement of awards with respect to stock options, stock appreciation rights, restricted stock and restricted stock units shall count against this limit. Awards of performance units which are paid in cash, are not subject to this limit and will not count against the number of shares of Avantair common stock available under the Plan. With respect to awards intending to be “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (which is referred to as the Code) the maximum amount that can be awarded in any calendar year to any participant is (i) in respect of performance units, performance-based restricted shares and restricted stock units and other awards (other than options and stock appreciation rights), 150,000 shares of Avantair common stock (or the then equivalent fair market value of such shares), and (ii) in the case of stock options and stock appreciation rights, 150,000 underlying shares of Avantair common stock. Avantair may grant awards that exceed the 150,000-share limit so long as the amount in excess of such limit is not intended to be “qualified performance-based compensation” under Code Section 162(m). The limits on the numbers of shares described in this paragraph and the number of shares subject to any award under the Plan are subject to proportional adjustment as determined by Avantair’s Board to reflect certain stock changes, such as stock dividends and stock splits (see “Recapitalization Adjustments” below).

If any awards under the Plan expire or terminate unexercised, the shares of common stock allocable to the unexercised or terminated portion of such award shall again be available for award under the Plan.

Administration

The administration, interpretation and operation of the Plan will be vested in the Compensation Committee of Avantair’s Board of Directors. The Compensation Committee may designate persons other than members of the Compensation Committee to carry out the day-to-day administration of the Plan.

Eligibility

The Plan permits awards to employees, non-employee directors of, and consultants to Avantair and its subsidiary.

No determination has been made as to future awards which may be granted under the Plan, although it is anticipated that recipients of awards will include the current executive officers of Avantair. It is not determinable what awards under the Plan would have been received by the executive officers and directors of Avantair and its subsidiaries during the fiscal year ended December 31, 2005 had the Plan then been in effect.

Awards Under the Plan

Awards under the Plan may consist of stock options, stock appreciation rights (which are sometimes referred to as SARs), restricted shares, restricted stock units or performance unit awards, each of which is described below. All awards will be evidenced by an award agreement between Avantair and the individual participant and approved by the Compensation Committee. At the discretion of the Compensation Committee, an eligible employee may receive awards from one or more of the categories described below, and more than one award may be granted to an eligible employee.

Stock Options and Stock Appreciation Rights

A stock option is an award that entitles a participant to purchase shares of Avantair common stock at a price fixed at the time the option is granted. Stock options granted under the Plan may be in the form of incentive stock options (which qualify for special tax treatment) or non-qualified stock options, and may be granted alone or in addition to other awards under the Plan.

An SAR entitles a participant to receive, upon exercise, an amount equal to:

the excess of

the fair market value on the exercise date of a share of Avantair common stock, over the fair market value of a share of Avantair common stock on the date the SAR was granted,

multiplied by the number of shares of Avantair common stock for which the SAR has been exercised.

The exercise price and other terms and conditions of stock options and the terms and conditions of SARs will be determined by the Compensation Committee at the time of grant, and in the case of stock options, the exercise price per share may not be less than 100 percent of the fair market value of a share of Avantair common stock on the date of the grant. In addition, the term of any incentive stock options granted under the Plan may not exceed ten years. An option or SAR grant under the Plan does not provide the recipient of the option any rights as a shareholder and such rights will accrue only as to shares actually purchased through the exercise of an option or the settlement of an SAR.

If stock options and SARs are granted together in tandem, the exercise of such stock option or the related SAR will result in the cancellation of the related stock option or SAR to the extent of the number of shares in respect of which such option or SAR has been exercised.

Stock options and SARs granted under the Plan shall become exercisable at such time as designated by the Compensation Committee at the time of grant.

Payment for shares issuable pursuant to the exercise of a stock option may be made either in cash, by certified check, bank draft or money order payable to the order of Avantair, or by payment through any other mechanism permitted by the Compensation Committee, including, if the Compensation Committee so determines, by delivery of shares of Avantair common stock.

In addition, the Compensation Committee, in its sole discretion, may provide in any stock option or SAR award agreement that the recipient of the stock option or SAR will be entitled to dividend equivalents with respect to such award. In such instance, in respect of any such award which is outstanding on a dividend record date for Avantair common stock, the participant would be entitled to an amount equal to the amount of cash or stock dividends that would have paid on the shares of Avantair common stock covered by such stock option or SAR award had such shares of Avantair common stock been outstanding on the dividend record date.

Restricted Share Awards and Restricted Stock Units

Restricted share awards are grants of Avantair common stock made to a participant subject to conditions established by the Compensation Committee in the relevant award agreement on the date of grant. Restricted stock units are similar to restricted shares except that no shares of common stock are actually awarded to a participant on the date of grant and the common stock underlying the award will generally be provided to the participant after the vesting conditions have been satisfied.

Restricted shares and restricted stock units will vest in accordance with the conditions and vesting schedule, if any, provided in the relevant award agreement. A participant may not sell or otherwise dispose of restricted shares or restricted stock units until the conditions imposed by the Compensation Committee with respect to such shares and/or units have been satisfied. Restricted share awards and restricted stock units under the Plan may be granted alone or in addition to any other awards under the Plan. Restricted shares which vest will be reissued as unrestricted shares of Avantair common stock.

Each participant who receives a grant of restricted shares will have the right to receive all dividends and vote or execute proxies for such shares. Any stock dividends granted with respect to such restricted shares will be treated as additional restricted shares. Participants receiving grants of restricted stock units will not be stockholders until the common stock underlying the award is provided to them and they will not enjoy the rights of stockholders (such as receiving dividends and voting or executing proxies) until that time.

Performance Units

Performance units (with each unit representing a monetary amount designated in advance by the Compensation Committee) are awards which may be granted to participants alone or in addition to any other awards granted under the Plan. Generally, participants receiving performance unit grants will only earn such units if certain performance goals are satisfied during a designated performance period. The Compensation Committee will establish such performance goals and may use measures such as level of sales, earnings per share, income before income taxes and cumulative effect of accounting changes, income before cumulative effect of accounting changes, net income, earnings before interest and taxes, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, cash flow, Cash EBITDA, completion of acquisitions and/or divestitures, comparisons to peer companies, individual or aggregate participant performance or such other measure or measures of performance as the Compensation Committee determines. The participant may forfeit such units in the event the performance goals are not met. If all or a portion of a performance unit is earned, payment of the designated value thereof will be made in cash, unrestricted shares of Avantair common stock, in restricted shares or in any combination thereof, as provided in the relevant award agreement.

Performance Goals For Qualified Performance-Based Compensation

Section 162(m) of the Code limits Avantair’s ability to deduct compensation paid to its senior executive officers, unless the compensation qualifies as “qualified performance-based compensation,” as defined in that section and the regulations promulgated under that section. In order to qualify as “qualified performance-based compensation,” the material terms of the performance goals must be disclosed to Avantair’s stockholders and approved by the stockholders. Among the material terms of the performance goals are descriptions of the business criteria on which the performance goals will be based.

To the extent possible, Avantair intends to have the Plan satisfy the requirements of Section 162(m) so that the Compensation Committee is able to grant awards satisfying the requirements of “qualified performance-based compensation.” Consequently, Avantair must disclose the following business criteria in establishing performance goals under the plan:

level of sales,

earnings per share,

income before income taxes and cumulative effect of accounting changes,

income before cumulative effect of accounting changes,

net income,

earnings before interest and taxes, return on assets,

return on equity,

return on capital employed,

total stockholder return,

market valuation,

cash flow,

cash EBITDA,

comparisons to peer companies, and

completion of acquisitions and/or divestitures.

These performance goals will be based on any of the above business criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, as the Compensation Committee may determine. Such business criteria will have any reasonable definitions that the Compensation Committee may specify, which may include or exclude any or all of the following items: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such business criterion or combination of such criteria may apply to a participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Compensation Committee may specify.

Recapitalization Adjustments

Awards granted under the Plan, any agreements evidencing such awards and the maximum number of shares of Avantair common stock subject to all awards, as well as the per participant per calendar year limitations described above, shall be subject to adjustment or substitution, as determined by Avantair’s Board of Directors, as to the number, price or kind of a security or other consideration subject to such awards or as otherwise determined by the Board to be equitable (i) in the event of changes in the outstanding stock or in the capital structure of Avantair by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. Avantair shall give each participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

Mergers and Other Similar Events

In the event of any of the following:

A. Avantair is merged into or consolidated with another corporation or entity;

      B. All or substantially all of the assets of Avantair are acquired by another person; or

      C. The reorganization or liquidation of Avantair

Avantair’s Board of Directors may cancel any outstanding awards and cause the holders thereof to be paid, in cash, securities or other property (including any securities or other property of a successor or acquirer), or any combination thereof, the value of such awards as determined by Avantair Board of Directors, in its sole discretion (e.g., in the case of Stock Options, based upon the excess of the value of a share of Avantair common stock over the exercise price per share). Avantair’s Board of Directors may provide that such cash, securities or other property is subject to vesting and/or exercisability terms similar to the award being cancelled.

Amendment, Suspension or Termination of the Plan

Unless earlier terminated by Avantair’s Board of Directors, the Plan shall terminate on the date 10 years after the date the first award is granted thereunder. The Board may amend, suspend or terminate the Plan (or any portion thereof) at any time. However, no amendment shall (a) materially and adversely affect the rights of any participant under any outstanding award, without the consent of such participant (except as described below) or (b) increase the number of shares available for awards under the Plan without shareholder approval.

Section 409A of the Code provides substantial penalties to persons deferring taxable income, unless the requirements of Section 409A have been satisfied. Many awards provided under the Plan could be viewed as deferring income for participants and may, therefore, be subject to Section 409A. As of the date this report is being prepared, the Internal Revenue Service has not yet issued final regulations interpreting Section 409A, but they are expected to be issued in the near future. These final regulations, when issued, may require amendments to be made to the Plan. Consequently, the Plan explicitly provides that Avantair’s Board of Directors may amend the Plan, without participant consent, in any way it deems appropriate, even if such amendment would materially and adversely affect the rights of participants to satisfy Section 409A and the regulations that will be issued thereunder.

401(k) Plan

We have a tax-qualified employee savings and retirement plan, or 401(k) plan, which generally covers our employees. The plan is intended to qualify under Sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended, so that contributions, and income earned thereon, are not taxable to employees until withdrawn from the plan. Under the plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($15,500 in calendar year 2007) and have the amount of the reduction contributed to the plan. The plan also permits, but does not require, us to make matching contributions and profit-sharing contributions to the plan on behalf of participants. In addition, eligible employees may elect to contribute an additional amount of their eligible compensation as a catch-up contribution to the 401(k) plan, provided that such employees are age 50 or older ($5,000 in calendar year 2006). To date, we have not made any discretionary or profit-sharing contributions to the 401(k) plan. As a tax-qualified plan, we can generally deduct contributions to the 401(k) plan when made, and such contributions are not taxable to participants until distributed from the plan. Pursuant to the terms of the plan, participants may direct the trustees to invest their accounts in selected investment options.

Summary Compensation Table

The following table summarizes the compensation paid to our Chief Executive Officer, Chief Financial Officer, and to our other two most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to us during our fiscal year 2007. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Grants ($)(1)	All Other Compensation ($)	Total ($)
Steven Santo (2)	2007	$343,750	$200,000	$16,190	$55,670(3)	$615,610

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Grants ($)(1)	All Other Compensation ($)	Total ($)
Chief Executive Officer
John Waters (4)	2007	195,673	150,000	12,082	22,500(5)	380,255
Chief Financial Officer and Director
Tracy L. Chaplin	2007	180,709	53,651	8,216	—	242,576
Chief Operating Officer
Kevin V. McKamey
Executive Vice President	2007	150,000	25,000	4,833	11,280(6)	191,113

(1)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007, in accordance with Statement of Financial Accounting Standards No. 123(R).
(2)	In October 2006, we entered into a three-year employment agreement with Mr. Santo, our Chief Executive Officer and a director. The agreement provides that Mr. Santo will receive an annual base salary of $400,000 after the closing of the sale of the company to Ardent Acquisition Corporation and will be eligible to receive an annual performance bonus, which for 2007 may be 60% of his base salary. Future annual base salary will not be less than $400,000, with increases approved by the Compensation Committee and/or the Board of Directors.
(3)	Mr. Santo received an auto allowance of $23,934 and a housing allowance of $31,736.
(4)	In October 2006, we hired and entered into a three-year employment agreement with Mr. Waters, our Chief Financial Officer and a director. The agreement provides that Mr. Waters will receive an annual base salary of $275,000 and will receive a cash bonus award for the year ending June 30, 2007 in the amount of $137,500. The Compensation Committee increased this amount to $150,000.
(5)	Mr. Waters was engaged as an independent consultant during a portion of fiscal year 2007 and received consulting fees.
(6)	McKamey received an auto allowance of $11,280.

Grants of Plan – Based Awards for the Fiscal Year Ended June 30, 2007

We have granted shares of restricted stock or other plan-based awards and plan to continue to grant shares of restricted stock or other plan-based awards to executive officers, employees and other service providers. The following table provides information, as of June 30, 2007, concerning shares of restricted stock granted to our named executive officers during the fiscal year ended June 30, 2007:

2007 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)
Steve Santo	5/18/2007	67,000
John Waters	5/18/2007	50,000
Tracy Chaplin	5/18/2007	34,000
Kevin McKamey	5/18/2007	20,000

(1)	Awards of restricted stock granted under the 2006 Long-Term Incentive Plan. One-third of the shares granted to each executive officer vest on May 18, 2008, and one-twelfth of the shares vest every three months thereafter.

The Plan was approved on February 22, 2007. On May 18, 2007, Avantair granted an aggregate of 214,000 shares of restricted stock to its executive officers and employees.

Outstanding Equity Awards for the Fiscal Year Ended June 30, 2007

The following table provides information concerning outstanding equity awards as of June 30, 2007, by each of our named executive officers:

Stock Awards

Name	Number of Shares or Units of Stock That Have Note Vested (#)	Market Value of Shares or Units of Stock That Have Note Vested ($)(1)
Steven Santo	67,000	345,050
John Waters	50,000	257,500
Tracy Chaplin	34,000	175,100
Kevin McKamey	20,000	103,000

(1)	Awards of restricted stock granted under the 2006 Long-Term Incentive Plan. One-third of the share grated to each executive officer vest on May 18, 2008, and one-twelfth of the shares vest every three months thereafter.

Option Exercises and Stock Vested

No named executive officer was granted any stock options and there were no options exercised during the fiscal year ended June 30, 2007. The Company issued 474,000 shares of fully vested stock to Messrs. Santo, Waters and McKamey. There were no shares of restricted stock that vested during the fiscal year ended June 30, 2007.

Employment Agreements

Steven Santo

On September 29, 2006, we entered into an employment agreement with Mr. Santo, our Chief Executive Officer and a director. The agreement provides that Mr. Santo will receive an annual base salary of $400,000 after the closing of the sale of the company to Ardent Acquisition Corporation and will be eligible to receive an annual performance bonus, which for 2007 may be 60% of his base salary. Future annual base salary will not be less than $400,000, with increases approved by the Compensation Committee and/or the Board of Directors. Mr. Santo is entitled, among other things, to:

participate in all benefit programs, including the registered retirement savings plan, established and made available to its employees;

monthly housing allowance in the amount of $2,800 through June 30, 2008;

monthly automobile lease reimbursement of $1,500; and

reimbursement for any reasonable out-of-pocket expenses incurred in the course of employment.

The term of the employment agreement is three years.

John Waters

On September 29, 2006, we entered into an employment agreement with Mr. Waters, our Chief Financial Officer and director. For the year ending June 30, 2007, the agreement provides that Mr. Waters will receive an annual base salary of $275,000 and a cash award in the amount of $137,500. For 2007, the cash award was increased by the Board of Directors to $150,000. Mr. Waters is entitled, among other things, to:

participate in all benefit programs, including the registered retirement savings plan, established and made available to its employees;

monthly housing allowance in the amount of $2,000 through June 30, 2008;

monthly automobile lease reimbursement of $500; and

reimbursement for any reasonable out-of-pocket expenses incurred in the course of employment.

The term of the employment agreement is three years.

We do not have an employment agreement with the other named executive officers.

Termination Benefits

If the agreements are terminated by Messrs. Santo or Waters voluntarily without good reason, Avantair shall have no further obligations following the effective date of termination other than to pay the employee for any accrued but unpaid salary and reimbursable expenses.

If the agreements are terminated by Avantair without cause or by the executive for good reason or for disability, then Messrs. Santo or Waters are respectively entitled to:

any then accrued but unpaid base salary and performance bonus as of the date of termination; and

payment of the base salary in effect at the time of termination and continuation of health insurance for a period of 12 months.

In each agreement, “cause” means:

employee’s fraud or breach of fiduciary obligations in connection with performance of his duties with Avantair (including but not limited to any acts of embezzlement or misappropriation of funds);

employee’s indictment for a felony or plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude;

employee’s being under the influence of any drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) or repeatedly being under the influence of alcohol, during the performance of his duties under his employment agreement, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of his duties under his employment agreement;

employee’s refusal to substantially perform his duties under his employment agreement, except in the event that the employee becomes permanently disabled;

employee’s willful misconduct or gross negligence in connection with his employment;

employee’s material violation of any Avantair policies or procedures relating to harassment, discrimination or insider trading; or employee’s material breach of any provision of his employment agreement.

In each agreement, “good reason” means:

Avantair’s willful material breach of any provision of his employment agreement;

any material adverse change in employee’s position, authority, duties or responsibilities (other than a change due to employee’s permanent disability or as an accommodation under the Americans With Disabilities Act) which results in: (A) a diminution in any material respect in employee’s position, authority, duties, responsibilities or compensation, which diminution continues in time over at least thirty (30) days, such that it constitutes an effective demotion; or (B) a material diversion from employee’s performance of the functions of employee’s position, excluding for this purpose material adverse changes made with employee’s written consent or due to employee’s termination for cause or termination by employee without good reason; or

relocation of Avantair’s headquarters and/or employee’s regular work address to a location which requires the employee to travel more than forty (40) miles from employee’s place of employment on the date of his employment agreement.

In addition, each employee’s interest in any stock options or restricted stock will fully vest on the effective date of a termination without cause.

Under the employment agreement with Mr. Santo, if the employment agreement had been terminated by the Company without cause or by Mr. Santo for good reason or for disability, effective June 29, 2007 (the last business day of our fiscal year of 2007), he would have been paid a total of $755,850, including: (i) $400,000 representing his base salary then in effect, (ii) $10,800 representing the continuation of health insurance for a period of 12 months; and (iii) $345,050 representing the acceleration of the vesting of 67,000 shares of restricted stock from the 2006 Long-term Incentive Plan (based on the closing price of $5.15 per share as of June 29, 2007).

Under the employment agreement with Mr. Waters, if the employment agreement had been terminated by the Company without cause or by Mr. Waters for good reason or for disability, effective June 29, 2007 (the last business day of our fiscal year of 2007), he would have been paid a total of $545,595: (i) $275,000 representing his base salary then in effect, (ii) $13,095 representing the continuation of health insurance for a period of 12 months; and (iii) $257,500 representing the acceleration of the vesting of 50,000 shares of restricted stock from the 2006 Long-term Incentive Plan (based on the closing price of $5.15 per share as of June 29, 2007).

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITORS

The board of directors has selected J.H. Cohn, LLP as the Company’s independent auditors for the year ending June 30, 2008, and has further directed that management submit the selection of independent auditors for ratification by stockholders at the annual meeting. Stockholder ratification of the selection of J.H. Cohn, LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the board of directors is submitting the selection of J.H. Cohn, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the board of directors will reconsider whether or not to retain that firm. Even if the selection were ratified, the board of directors at its discretion may direct the appointment of a different independent accounting firm at any time during the year if the board of directors determines that such a change would be in the best interests of the Company and its stockholders.

J.H. Cohn, LLP has audited the Company’s financial statements since July 1, 2006. A representative of the firm of J.H. Cohn, LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The following table presents the aggregate fees for professional audit services and other services rendered by J. H. Cohn, LLP, our independent registered public accountants, in fiscal year 2007:

	Year ended June 30, 2007
	Fees	% Approved by the audit committee
Audit fees	$230,699	100%
Audit related fees	$ ----	100%
Tax fees	$ ----	100%
All other fees	$96,000	100%

Total	$326,699

Audit Fees consist of fees billed for the annual audit of our financial statements and other audit services including the provision of consents and the review of documents filed with the SEC.

Audit Related Fees consist of fees for assurance and related services that are traditionally performed by our auditors. These services include due diligence on acquisition targets and consultation in connection with financial and accounting standards.

Tax Fees consist of fees billed for tax compliance services.

All Other Fees consist of services customarily provided by the auditors in connection with our reverse-merger transaction completed in February 2007 and fees related to the registration statement on Form S-1 filed with the SEC in April 2007.

Audit Committee Pre-approval Policies and Procedures

The audit committee of our board of directors is responsible, among other matters, for the oversight of the external auditor. The audit committee has adopted a policy regarding pre-approval of audit and permissible non-audit services provided by our independent registered public accountants (the ‘‘Policy’’).

Under the Policy, the audit committee may approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the audit committee’s responsibilities hereunder and (z) provide that, at its next scheduled meeting, the audit committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures, and (ii) the audit committee may delegate to one or more of its members the authority to grant pre-approvals for such services, provided that the decisions of such member(s) to grant any such pre-approval shall be presented to the audit committee at its next scheduled meeting.

The audit committee establishes budgeted fee levels annually for each of the four categories of audit and non-audit services that are pre-approved under the Policy, namely, audit, audit-related, tax and other services. Requests or applications to provide services that require specific approval by the audit committee are submitted to the audit committee by both the external auditor and the chief financial officer. At each regular meeting of the audit committee, the external auditor provides a report in order for the audit committee to review the services that the external auditor is providing, as well as the status and cost of those services.

Vote Required

The affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote is required for the adoption of this proposal. If you hold your shares through a broker, bank or other nominee and you do not instruct them on how to vote on this proposal, your broker will not have authority to vote your shares. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote ‘‘against’’ the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS DEEMS ‘‘PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT AUDITORS’’ TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE ‘‘FOR’’ APPROVAL OF THIS PROPOSAL.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act, our stockholders may present proposals for inclusion in our proxy statement for consideration at the 2009 annual meeting of our stockholders by submitting their proposals to us in a timely manner. Any such proposal must comply with Rule 14a-8 and must be received by the company at the address appearing on the first page of this proxy statement no later than October 10, 2008.

Stockholders who intend to propose business for consideration by stockholders at an annual meeting, other than stockholder proposals that are included in the proxy statement, shall give written notice to our Secretary not less than 60 days nor more than 90 days before the date of the annual meeting. If, however, less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting is mailed or publicly announced. The written notice should be sent to our corporate secretary, Allison Roberto, Avantair, Inc., 4311 General Howard Drive, Clearwater, Florida 33762, and must include a brief description of the business, the reasons for conducting such business, any material interest the stockholder has in such business, the name and address of the stockholder as they appear on our books and the number of shares of our common stock the stockholder beneficially owns.

SEC rules set forth standards for what stockholder proposals we are required to include in a proxy statement for an annual meeting.

OTHER MATTERS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address and the same last name by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or us that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer a separate proxy statement, they should notify their broker if shares are held in a brokerage account or us if holding registered shares. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. Any such notice should be addressed to the Investor Relations Department at the address appearing on the first page of this proxy statement, or notice can be given by calling Avantair at (727) 539-0071:

•	to receive a separate copy of a proxy statement for this meeting;

•	to receive a separate copy of a proxy statement for future meetings; or

•	If the stockholder shares an address and wishes to request delivery of a single copy of proxy statements if now receiving multiple copies of proxy statements.

Our board of directors knows of no other business that will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

On behalf of the board of directors

/s/ Barry J. Gordon
Secretary

Avantair, Inc.

VOTE BY INTERNET OR TELEPHONE

QUICK « « « EASY « « « IMMEDIATE

As a stockholder of Avantair, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on March 4, 2008.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone: Call 1 (866) 894-0537.		Vote Your Proxy by mail:
Go to www.continentalstock.com. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY	Please mark your votes like this	X

					For all Nominees	Withhold All	For All Except			FOR	AGAINST	ABSTAIN
1.	Nominees for the board of Directors:				☐	☐	☐	2.	Ratification of J.H. Cohn, LLP as our Independent Auditors:	☐	☐	☐
	1.	Barry J. Gordon	4.	John Waters	7.	Robert J. Lepofsky
	2.	Arthur H. Goldberg	5.	Stephanie A. Cuskley				In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting or any adjournment thereof.
	3.	Steven Santo	6.	A. Clinton Allen
	When you mark “For All Except,” write the nominee’s number on the line below:
	_________________________________________________							MARK HERE FOR ANY CHANGE AND NOTE BELOW				☐
Label Area 4” x 1 1/2”

PRINT AUTHORIZATION	(THIS BOXED AREA DOES NOT PRINT)		COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:
To commence printing on this proxy card please sign, date and fax this card to this number: 212-691-9013 or email us your approval.		UPON FINAL APPROVAL FORWARD INTERNET & TELEPHONE VOTING TO SUNGUARD WITHOUT THE YELLOW BOX, BLUE BOX & CROP MARKS
SIGNATURE: DATE: Time:
Registered Quantity Broker Quantity
Note: SCOTTI to Email final approved copy for Electronic Voting website setup: Yes ☐

Signature	Signature	Date: , 2008

Please sign exactly as name appears hereon. Joint owners each should sign. Executors, administrators, trusts, trustees, guardians, or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

AVANTAIR, INC.

4311 General Howard Drive

Clearwater, Florida 33762

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Steven Santo and John Waters, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Avantair, Inc. held of record by the undersigned on February 6, 2008 at the Annual Meeting of Stockholders to be held on March 5, 2008 at 12:00 noon local time, at 4311 General Howard Drive, Clearwater, Florida, and any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

CONTINUED AND TO BE SIGNED ON THE OTHER SIDE